Exhibit 3.1.6

NEW JERSEY DEPARTMENT OF STATE

DIVISION OF COMMERCIAL RECORDING

RESTATED CERTIFICATE OF INCORPORATION

Pursuant to the provisions of Section 14A:9-5, Corporations, General, of the New Jersey Statutes, the undersigned corporation hereby executes the following Restated Certificate of Incorporation:

1.	The name of Corporation is Compass Teleservices, Inc.

2.	The purpose or purposes for which the Corporation is organized is to engage in any activity within the purpose for which corporations may be organized under the New Jersey Business Corporation Act.

3.	The aggregate number of shares which the Corporation shall have authority to issue is 2,500 shares without par value.

4.	The address of the Corporation’s current registered office is: 820 Bear Tavern Road, West Trenton, New Jersey 08628, and the name of its registered agent at such address is: The Corporation Trust Company.

5.	The number of directors constituting the current board of directors is: Three The names and addresses of the directors are as follows:

Name	Street Address	City	State	Zip
Michael J. Barrist	507 Prudential Road,	Horsham	PA	19044
Joshua Gindin	507 Prudential Road,	Horsham	PA	19044
Steven L. Winokur	507 Prudential Road,	Horsham	PA	19044

6.	A director or officer shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used in this Article, an act or omission in breach of a person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which he has a material conflict of interest.

7.	Duration of the Corporation is: Perpetual

Dated: April 26, 2007	Compass Teleservices, Inc.

	By:	Michael J. Barrist
	Name:	Michael J. Barrist
	Title:	Chief Executive Officer and President

C-100A Rev. 3/96

NEW JERSEY DEPARTMENT OF STATE

DIVISION OF COMMERCIAL RECORDING

CERTIFICATE REQUIRED TO BE FILED WITH THE

RESTATED CERTIFICATE OF INCORPORATION

Pursuant to Section 14A:9-5 (5), Corporations, General, of the New Jersey Statutes, the undersigned corporation hereby executes the following certificate:

1.	The name of Corporation is Compass Teleservices, Inc.

2.	The Restated Certificate of Incorporation was adopted on the 26th day of April, 2007.

3.	At the time of the adoption of the Restated Certificate of Incorporation, the number of shares outstanding was 2,489 shares. The total of such shares entitled to vote thereon, and the vote of such shares was:

Total Number of Shares Entitled to Vote	Number of Shares Voted
	For	Against
-2,489-	-2,489-	-0-

At the time of adoption of the Restated Certificate of Incorporation, the number of outstanding shares or each class or series entitled to vote thereon as a class and the vote of such shares, was: NONE.

4.	This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation by:

a) Amending the purpose for which the corporation is organized.

b) Amending the number of directors constituting the board of directors and their names and addresses.

c) Adding an article regarding personal liability of directors and officers.

Dated: April 26, 2007	Compass Teleservices, Inc.

	By:	Michael J. Barrist
	Name:	Michael J. Barrist
	Title:	Chief Executive Officer and President